Exhibit 99.1

SeraCare Announces Substantial Addition

To Credit Facility

Oceanside, Ca – October 5, 2005 –SeraCare Life Sciences, Inc. (NASDAQ - SRLS), an innovative developer and provider of human and animal based diagnostic, therapeutic and research products and services for the life science industry, announced today the terms of an expansion of its credit facility with its existing banks.

SeraCare Life Sciences, Inc. has entered into an amendment to its Revolving/Term Credit and Security Agreement with Brown Brothers Harriman & Co. and Union Bank of California, N.A. The amendment allows for a substantial increase in the aggregate revolving loan commitment by $15,000,000 from $10,000,000 to $25,000,000. Additionally it adds a swing line facility in the amount of $2,000,000 and makes certain other modifications to the agreement.

Michael F. Crowley, Jr., President and CEO of SeraCare Life Sciences, said, “We are pleased that our financial partners, Brown Brothers Harriman and Union Bank, have shown this commitment in SeraCare through an expansion of our credit agreement.”

Craig A. Hooson, SeraCare’s CFO added, “This gives us the financial flexibility to further our growth, organically and through acquisition, so that we can continue to implement our business plan in an opportunistic manner.”

About SeraCare Life Sciences

SeraCare Life Sciences, Inc. is a manufacturer and supplier of biological materials and services essential for the use and manufacture of diagnostic tests and the discovery, development and commercial production of pharmaceuticals. The Company’s offerings include plasma-based therapeutic products, diagnostic products and reagents, cell culture products, specialty plasmas, in vitro stabilizers, and the Global Repository®, comprised of clinical samples (DNA, RNA, tissue, and serum) for use in the drug discovery and development processes. SeraCare is headquartered in Oceanside, CA, and maintains facilities in Cambridge and West Bridgewater, MA; Frederick and Gaithersburg, MD; and Hatboro, PA. For more information please visit www.seracare.com or divisional web sites at www.bbii.com and www.getdna.com.

Safe Harbor For Forward Looking Statements:

Certain statements contained in this press release may be deemed to be forward looking statements under federal securities laws, and the Company intends that such forward looking statements be subject to the safe harbor created thereby. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward looking statements. Information on factors that could affect the Company and its financial results is included in the Company’s report on Form 10-K for the year ended September 30, 2004 filed with the Securities and Exchange Commission (SEC) as well as the Company’s other public filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

Contact:

The Trout Group

Tim Ryan, 212-477-9007x24

tryan@troutgroup.com

Source: SeraCare Life Sciences, Inc.